Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of El Pollo Loco, Inc., on Form S-4 of our report relating to the financial statements and financial statement schedule of EPL Intermediate, Inc. dated April 10, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the acquisition of El Pollo Loco, Inc. and its parent entities, EPL Intermediate, Inc. and EPL Holdings, Inc., on November 18, 2005 by Chicken Acquisition Corp., and certain other parties) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 14, 2006